EXHIBIT 5.4

[Letterhead of Morris, Nichols, Arsht & Tunnell LLP]

August 18, 2014

Expedia, Inc.

13810 SE Eastgate Way, Suite 400

Bellevue, WA 98005

Re:	The Transaction Documents (as defined below)

Ladies and Gentlemen:

We have acted as special Delaware counsel to the Delaware Corporations (as identified and defined in Annex A hereto), the Delaware LLC (as identified and defined in Annex B hereto) and the Delaware LP (as identified and defined in Annex C hereto) (the Delaware Corporations, the Delaware LLC and the Delaware LP are hereinafter collectively referred to as the “Delaware Companies” and each is individually referred to as a “Delaware Company”), in connection with certain matters of Delaware law relating to:

I.	the Underwriting Agreement dated August 13, 2014 (the “Underwriting Agreement”) by and among the Delaware Companies, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters (as defined therein);

II.	the Indenture dated as of August 18, 2014 by and among Expedia (as identified and defined in Annex A hereto), as issuer, the other Delaware Companies, as guarantors, the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Base Indenture”);

III.	the First Supplemental Indenture dated as of August 18, 2014 by and among Expedia, as issuer, the other Delaware Companies, as guarantors, the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”); and

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August 18, 2014

IV.	the Global Note dated August 18, 2014 issued by Expedia in favor of The Bank of New York Mellon Trust Company, N.A., as trustee, represented by Certificate No. 001 in the aggregate principal amount of $500,000,000 (the “Senior Note” and together with the Underwriting Agreement and the Indenture, the “Transaction Documents” and each, individually, a “Transaction Document”).

In rendering this opinion, we have examined and relied on copies of the following documents in the form provided to us:

A.	the Underwriting Agreement;

B.	the Indenture;

C.	the Registration Statement on Form S-3 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) by Expedia on August 8, 2014 under the Securities Act of 1933, as amended (the “Securities Act”);

D.	the Senior Note;

E.	the Governing Documents (as identified and defined in Annex D hereto);

F.	the Authorizing Resolutions (as identified and defined in Annex E hereto);

G.	one or more certificates of an officer of each of the Delaware Companies dated on or about the date hereof; and

H.	certifications of good standing of each of the Delaware Companies obtained as of a recent date from the Office of the Secretary of State of the State of Delaware (the “State Office”).

In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion:

i.	except to the extent addressed by our opinions in paragraphs 1, 2 and 3 below, the due incorporation, formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents examined by us under the laws of the jurisdiction of its respective incorporation, formation or organization;

Expedia, Inc.

August 18, 2014

ii.	except to the extent addressed by our opinions in paragraphs 8, 9, 10 and 11 below, the due authorization, authentication, adoption, approval, certification, acknowledgement, execution, filing, indexing and delivery, as applicable, of each of the above-referenced documents by each of the signatories thereto;

iii.	that payment for consideration has been made for limited liability company interests in the Delaware LLC by all members of the Delaware LLC as provided in the Governing Documents of the Delaware LLC, and all of the other terms, conditions and restrictions set forth in the Governing Documents of the Delaware LLC have been satisfied or complied with in connection with the admission of members to the Delaware LLC and the issuance of limited liability company interests in the Delaware LLC;

iv.	that payment for consideration has been made for partnership interests in the Delaware LP by all partners of the Delaware LP as provided in the Governing Documents of the Delaware LP, and all of the other terms, conditions and restrictions set forth in the Governing Documents of the Delaware LP have been satisfied or complied with in connection with the admission of partners to the Delaware LP and the issuance of partnership interests in the Delaware LP;

v.	that each of the Transaction Documents to which the Delaware LP is a party has been duly executed and delivered by Hotels.com GP, LLC, acting in its capacity as the sole general partner of the Delaware LP, under the laws of Texas;

vi.	that the Transaction Documents are substantially in the form approved by the governing body of each respective Delaware Company that adopted the respective Authorizing Resolutions;

vii.	that each Transaction Document is necessary or convenient to the conduct, promotion or attainment of the business of each Delaware Corporation;

viii.	solely with respect to the Delaware Corporations, that the consummation of the transactions contemplated by each of the Transaction Documents does not constitute a “business combination” (as defined in Section 203 of the Delaware General Corporation Law (the “DGCL”)) with an “interested stockholder” (as defined in Section 203 of the DGCL); and

ix.	that each of the documents examined by us is in full force and effect, sets forth the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced.

We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents contrary to

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August 18, 2014

or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. As to any facts material to our opinion, other than those assumed, we have relied, without independent investigation, on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

We have been retained to act as special Delaware counsel in connection with the Transaction Documents. We are not regular counsel to the Delaware Companies, and we are not generally informed as to their business affairs. With respect to our opinions below, we note that each Transaction Document is, by its terms, governed by and construed in accordance with the laws of the State of New York and, for purposes of our opinions, we have assumed that each Transaction Document will be interpreted in accordance with the plain meaning of the written terms thereof as such terms would be interpreted as a matter of Delaware law and we express no opinion with respect to any matter of the laws of the State of New York or any legal standards or concepts under the laws of the State of New York (or any other law other than Delaware law).

Based upon and subject to the foregoing and to the further assumptions and qualifications set forth below, and limited in all respects to matters of Delaware law, it is our opinion that:

1.	Each Delaware Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2.	The Delaware LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

3.	The Delaware LP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

4.	Expedia has the requisite corporate power and authority to execute and deliver each of the Transaction Documents and to perform its obligations thereunder.

5.	Hotwire (as identified and defined in Annex A hereto) has the requisite corporate power and authority to guarantee the Obligations (as defined in the Indenture) pursuant to the terms of the Indenture.

6.	The Delaware LLC has the requisite limited liability company power and authority to guarantee the Obligations pursuant to the terms of the Indenture.

7.	The Delaware LP has the requisite limited partnership power and authority to guarantee the Obligations pursuant to the terms of the Indenture.

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August 18, 2014

8.	The Senior Note has been duly authorized by Expedia, and the Indenture has been duly authorized, executed and delivered by Expedia.

9.	Hotwire’s guarantee of the Obligations pursuant to the terms of the Indenture has been duly authorized by Hotwire, and the Indenture has been duly authorized, executed and delivered by Hotwire.

10.	The Delaware LLC’s guarantee of the Obligations pursuant to the terms of the Indenture has been duly authorized by the Delaware LLC, and the Indenture has been duly authorized, executed and delivered by the Delaware LLC.

11.	The Delaware LP’s guarantee of the Obligations pursuant to the terms of the Indenture has been duly authorized by the Delaware LP, and the Indenture has been duly authorized, executed and delivered by the Delaware LP.

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We understand that the firm of Wachtell, Lipton, Rosen & Katz (“WLRK”) wishes to rely as to certain matters of Delaware law on the opinions expressed herein in connection with the delivery of its opinion to you dated on or about the date hereof concerning the transactions contemplated hereby, and we hereby consent to such reliance. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including WLRK) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,
MORRIS, NICHOLS, ARSHT & TUNNELL LLP
/s/ David A. Harris
David A. Harris

ANNEX A

DELAWARE CORPORATIONS

1.	Expedia, Inc., a Delaware corporation (“Expedia”)

2.	Hotwire, Inc., a Delaware corporation (“Hotwire”)

Expedia and Hotwire are collectively referred to as the “Delaware Corporations” and each is individually referred to as a “Delaware Corporation”.

A-1

ANNEX B

DELAWARE LLC

1.	Interactive Affiliate Network, LLC, a Delaware limited liability company (the “Delaware LLC”)

B-1

ANNEX C

DELAWARE LP

1.	EAN.com, LP, a Delaware limited partnership (the “Delaware LP”)

C-1

ANNEX D

GOVERNING DOCUMENTS

As the context requires, the following documents are collectively referred to as the “Governing Documents” or as the “Governing Documents” of the Delaware Company to which they relate:

Expedia, Inc.

A certified copy of the Certificate of Incorporation of Expedia, Inc. (attaching a Consent to Use of Name), filed in the State Office on April 18, 2005

A certified copy of the Amended and Restated Certificate of Incorporation of Expedia, Inc., filed in the State Office on August 8, 2005

A certified copy of the Certificate of Designations of Series A Cumulative Convertible Preferred Stock of Expedia, Inc., filed in the State Office on August 9, 2005

A certified copy of the Restated Certificate of Incorporation of Expedia, Inc., filed in the State Office on December 20, 2011

The General By-Laws of Expedia, Inc., Amended and Restated as of August 9, 2005

Hotwire, Inc.

A certified copy of the Certificate of Incorporation of Hotwire, Inc. (originally incorporated under the name Cimo, Inc.), filed in the State Office on December 1, 1999

The Amended and Restated Certificate of Incorporation of Hotwire, Inc., as attached to a certified copy of the Certificate of Merger of Hydrogen Properties, Inc. with and into Hotwire, Inc., filed in the State Office on November 5, 2003

A certified copy of the Certificate of Change of Location of Registered Office and of Registered Agent, filed in the State Office on February 17, 2004

The Bylaws of Hotwire, Inc. (under the name Cimo, Inc.)

D-1

Interactive Affiliate Network, LLC

A certified copy of the Certificate of Formation of Interactive Affiliate Network, LLC as filed in the State Office on September 30, 2003, as amended by the Certificate of Amendment thereto as filed in the State Office on March 4, 2004

Limited Liability Company Agreement of Interactive Affiliate Network, LLC dated as of September 30, 2003, as amended by the First Amendment thereto dated as of December 9, 2008

EAN.com, LP

A certified copy of the Certificate of Limited Partnership of IAN.com, LP (then named “IAN.com, LP”) as filed in the State Office on September 30, 2003, as amended by the Certificate of Amendment thereto as filed in the State Office on March 4, 2004, which Certificate of Amendment was corrected pursuant to the Certificate of Correction thereto as filed in the State Office on February 5, 2010, and as further amended by the Certificate of Amendment thereto as filed in the State Office on April 25, 2011

Agreement of Limited Partnership of EAN.com, LP (then named IAN.com, LP) dated as of September 30, 2003, as amended by the First Amendment thereto dated as of February 5, 2010 and the Second Amendment thereto dated as of April 25, 2011

D-2

ANNEX E

AUTHORIZING RESOLUTIONS

As the context requires, the following documents are collectively referred to as the “Authorizing Resolutions” or as the “Authorizing Resolutions” of the Delaware Company to which they relate:

1.	Unanimous Written Consent of the Board of Directors of Expedia, Inc. dated August 8, 2014

2.	Resolutions of the Special Pricing Committee of the Board of Directors of Expedia, Inc. adopted at a meeting held on August 13, 2014

3.	Unanimous Written Consent of Certain Subsidiaries of Expedia, Inc. dated August 8, 2014, relating to, among other things, the automatic shelf registration statement on Form S-3

4.	Unanimous Written Consent of Certain Subsidiaries of Expedia, Inc. dated August 13, 2014, relating to, among other things, the Underwriting Agreement and the Indenture